Exhibit 10.1

Separation Agreement and General Release

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between NETSTREIT Management, LLC (the “Company”), and Andrew Blocher, an individual (“Executive” or “you”).

Recitals

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer and Treasurer of the Company pursuant to the terms of a certain Amended and Restated Employment agreement between Executive and the Company dated February 22, 2022 (the “Executive Employment Agreement”);

WHEREAS, on November 6, 2022, Executive’s resignation from the Company and all officer positions held therein and at NETSTREIT Corp. became effective;

WHEREAS, both Executive and the Company (collectively, the “Parties”) desire and intend to amicably sever the employment relationship between them; and

WHEREAS, both Parties have read and understand the terms of this Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

1.                   Termination of Employment. The Executive Employment Agreement is terminated and Executive’s last day of employment with the Company will be November 6, 2022 (the “Separation Date”). Executive will be paid all wages earned and payable, together with any accrued and unused paid time off (as governed by Company policy on pay at termination), through the Separation Date, subject to all applicable taxes and withholdings. Executive will be reimbursed for all necessary and reasonable business-related expenses incurred through the Separation Date, in accordance with Company policy. From and after the Separation Date, Executive shall not be, nor shall Executive represent that he is, an employee, officer, representative or agent of the Company. For the avoidance of doubt, the Parties agree that Executive’s resignation does not constitute a resignation for Good Reason as defined in the Executive Employment Agreement.

2.                   Severance Payment. In consideration of Executive’s agreements and undertakings in this Agreement, including but not limited to, the Release set forth in Paragraph 4 below, and provided that Executive signs and does not revoke this Agreement and that Executive fully complies with the terms of this Agreement, the Company will provide Executive with the following separation benefits (the “Separation Benefits”):

(a)	a severance payment equal to (i) one year of Executive’s base salary as of the Separation Date in the gross amount of $375,000, less applicable withholdings and deductions and (ii) Executive’s Target Annual Bonus opportunity for the 2022 fiscal year, in the gross amount of $405,000, less applicable withholdings and deductions, payable in a lump sum within five (5) business days of the Effective Date of the Agreement (the “Severance Payment”);

(b)	notwithstanding the terms of the applicable equity award agreements, accelerated vesting of 25,997 of Executive’s Alignment Restricted Stock Units, representing 100% of such unvested units;

(c)	notwithstanding the terms of the applicable equity award agreements, accelerated vesting of 56,211 of Executive’s time-based Restricted Stock Units; and

(d)	provided that Executive makes a valid election to continue healthcare coverage under COBRA, the Company agrees to continue to provide coverage to Executive and Executive’s dependents under its group health plan at the same levels and costs in effect on the Separation Date (excluding, for purposes of calculating cost, Executive’s ability to pay premiums with pre-tax dollars), with the Company paying 100% of the premium for such coverage, until the earliest of (i) eighteen (18) months from the Separation Date; (ii) Executive becoming eligible for medical benefits from a subsequent employer; or (iii) Executive otherwise becoming ineligible for COBRA continuation coverage (the “COBRA Period”); provided, that Executive shall not be entitled to receive such payment toward Executive’s COBRA premiums if such payment is then impermissible under applicable law or would result in a penalty or additional tax on the Company (aside from standard taxes applicable to the payment of wages).

Executive acknowledges that the Separation Benefits described in this Paragraph 2 constitute consideration to which Executive would not otherwise be entitled without executing this Agreement.

3.                   Payment in Full Satisfaction. Executive acknowledges that the arrangements, payments and benefits described above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, and any of its affiliates, including but not limited any discretionary bonus or severance pay. Except as specifically described in this Agreement, Executive shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company, or any of its affiliates, subsequent to the Separation Date, including but not limited to with respect to any bonus or incentive compensation, or severance pay. Except as specifically described in this Agreement, Executive agrees that other than the Separation Benefits, Executive has been paid all compensation, wages, bonuses, commissions due, and other consideration to which Executive may be entitled to from the Company and has been provided all leaves (paid or unpaid) to which Executive may be entitled.

4.                   General Release by Executive and Covenant Not to Sue.

(a)                In consideration of the Company’s obligations set forth in this Agreement, including but not limited to the payments and benefits described in Paragraph 2 above, Executive voluntarily, knowingly and willingly releases and forever discharges and covenants not to sue the Company, and its parents, affiliates, and subsidiaries, together with their respective present or former officers, directors, partners, shareholders, employees, agents, and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all rights, claims, causes of action, charges, demands, damages and liabilities of every kind whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Agreement (the “Release”). This Release includes, but is not limited to, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the separation of Executive’s employment, any rights or claims arising under any statute or regulation, including without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the anti-retaliation provisions of the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Fair Credit Reporting Act, Section 1981 of the Civil Rights Act of 1866, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Law, the Virginia Payment of Wage Law, and any other federal, state or local law, regulation, ordinance or common law, or under any plan, program, policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Company or any of the Releasees and Executive, including but not limited to, any claim for severance pay, attorney’s fees, costs, and/or other fringe benefit of the Company or any of the other Releasees, and any and all claims for alleged tortious, defamatory or fraudulent conduct.

(b)                Notwithstanding the forgoing, nothing in this Agreement shall serve to waive any claims or rights that, pursuant to law, cannot be waived or subject to a release of this kind, such as (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable retirement plans as of the Separation Date; (iii) claims arising under or to enforce the terms of this Agreement; (iv) any rights or claims for indemnification or defense pursuant to the Company’s bylaws, certificate of incorporation, applicable insurances, or applicable law; and/or (v) any rights or claims that may arise after the date on which Executive executes this Agreement. Moreover, nothing herein shall be construed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission or a comparable state or local agency (“EEOC”); provided, however, that Executive agrees and covenants to waive Executive’s right to recover monetary damages in any such EEOC charge, complaint, or lawsuit filed by Executive or by any other person, organization, or other entity on Executive’s behalf with respect to the claims released by this Agreement. Nothing in this Agreement shall prevent Executive from making disclosures that are protected under whistleblower provisions of applicable law, or from receiving an award for making such disclosures.

5.                   Representations. Executive hereby specifically represents, warrants, and confirms that Executive: has not made any claims or allegations to the Company related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse; has not filed any claims, complaints, or actions of any kind against the Releasees with any court of law, or local, state, or federal government or agency; has not engaged in and are not aware of any unlawful conduct relating to the business of the Company its parents, affiliates, and subsidiaries; and has not assigned or otherwise transferred of any interest in any claim that Executive may have against the Releasees, or any one of them. The Company hereby specifically represents, warrants, and confirms that as of the date of its execution of this Agreement, the Company is not aware of any action or inaction by Executive that would give rise to a clawback right under any applicable clawback policy or procedure of the Company or applicable law.

6.                   Mutual Non-disparagement. The Parties agree to abide by the Mutual Non-Disparagement provision contained in the Executive Employment Agreement.

7.                   Protected Activity. Nothing in this Agreement is intended to or shall preclude Executive from providing truthful information to, or participating in any investigation or proceeding conducted by, any federal, state or local government agency or self-regulatory organization; making any truthful statements or disclosures on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative, or legal process or otherwise as required by law, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; reporting, without any prior authorization from or notification to the Company, possible violations of federal, state or local law or regulation, or any good faith allegation of criminal conduct, to any appropriate federal, state, or local official; or requesting or receiving confidential legal advice. In addition, nothing in this Agreement is intended to unlawfully impair or interfere with Executive’s rights under Section 7 of the National Labor Relations Act.

8.                   Return of Company Property. Executive agrees that he shall immediately return to the Company all files, memoranda, records, building and office access cards, ID cards, keys, access codes, computers and databases, devices, software, equipment, and other property, including but not limited to all such items containing confidential information of the Company or its affiliates, that have come into Executive’s possession or that Executive has received, acquired, or prepared in connection with Executive’s relationship with the Company. Executive further agrees that Executive will not retain any copies, duplicates, reproductions or excerpts of any property of the Company or its affiliates, including but not limited to property containing confidential information of the Company or its affiliates.

9.                   No Admission of Liability. Executive agrees and acknowledges that neither this Agreement, nor any of the considerations described in this Agreement, shall constitute or be interpreted as an admission of liability of any kind by the Releasees that they have acted wrongfully or unlawfully with respect to Executive or any other person, or that Executive has any rights whatsoever against the Releasees except as contained in this Agreement. The Releasees specifically disclaim any liability for any wrongful acts against Executive or any other person on the part of the Releasees, their employees, agents, officers, or representatives.

10.               Continuing Obligations. Executive affirms and acknowledges the post-employment obligations contained in his Executive Employment Agreement, including those contained in Paragraph 4 therein. The Company affirms and acknowledges its obligations contained in the Executive Employment Agreement that survive Executive’s separation from employment, including those contained in Paragraphs 4.7, 8.1, and 8.2.

11.               Review Period; ADEA Waiver; Effective Date. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that he has been advised, as required by the ADEA, that:

(a)                Executive’s ADEA Waiver does not apply to any rights or claims that may arise after the date that Executive signs this Agreement;

(b)                Executive should consult with an attorney prior to signing this Agreement, although Executive may choose to voluntarily not to do so;

(c)                Executive will have a period of twenty-one (21) days to review this Agreement and consider whether to sign it (the “Review Period”). However, Executive may sign this Agreement prior to the expiration of the Review Period, if he wishes to do so;

(d)                Once Executive has signed this Agreement, Executive will have a period of seven (7) additional days from the date Executive signs it to revoke Executive’s consent to the Agreement (the “Revocation Period”). To revoke this Agreement, Executive must do so in writing and deliver Executive’s written revocation by email within the Revocation Period to Mark Manheimer.

(e)                This Agreement will not become effective until the eighth (8th) day after the date Executive has signed it and returned it to the Company, assuming that Executive has not revoked Executive’s consent prior to expiration of the Revocation Period (the “Effective Date”). Executive acknowledges and agrees that, in the event Executive does not sign this Agreement within the Review Period or if Executive revokes his consent to the Agreement during the Revocation Period, this Agreement shall have no force or effect, and Executive shall have no right to receive the consideration or benefits described in this Agreement.

12.               Consultation with an Attorney. The Company advises Executive to consult with an attorney of Executive’s choice prior to signing this Agreement. This Agreement constitutes a binding legal instrument affecting significant rights. Executive understands and agrees that Executive has the right and has been given the opportunity to review this Agreement and, specifically, the Release set forth in Paragraph 4 above, with an attorney of Executive’s choice should Executive so desire. Executive also understands and agrees that absent Executive’s acceptance of the terms of this Agreement, the Company is under no obligation to offer Executive the Separation Benefits described in Paragraph 2, and that Executive is under no obligation to consent to the Release in Paragraph 4.

13.              Choice of law; Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Virginia without regard to conflicts of law principles. Each party hereto submits to the exclusive jurisdiction of the state and federal courts located in the State of Virginia for any action or proceeding to enforce this Agreement.

14.               Entire Agreement; Modification and Waiver. Executive understands and agrees that the terms and conditions described in this Agreement set forth the entire agreement and understanding and replaces, and supersedes, any previous oral or written understandings between Executive and the Company on each the subjects addressed in this Agreement, however, if Executive has previously signed an agreement or agreements containing confidentiality, trade secret, non-solicitation, non-competition inventions, and/or other similar provisions, including those contained in Executive’s Executive Employment Agreement, Executive’s obligations under such agreement(s) continue in full force and effect according to their terms and survive the termination of Executive’s employment from the Company. Executive also understands and agrees that this Agreement may only be modified by written agreement signed by both Executive and an authorized representative of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.               Counterparts. Executive agrees that this Agreement may be executed in counterparts, each of which shall be deemed an original, and that all counterparts so executed shall constitute one Agreement binding on both Executive and the Company, notwithstanding that Executive and the Company are not signatory to the same counterpart. This Agreement may be executed either by original, facsimile, or electronic copy, each of which will be equally binding.

16.               Voluntary and Knowing Execution of this Agreement. Executive acknowledges and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims that Executive may lawfully waive against the Company and any of the other Releasees. Executive further acknowledges that: (a) Executive has read this Agreement; (b) Executive has been represented in the negotiation and execution of this Agreement by legal counsel of his own choice; (c) Executive understands the terms and conditions of this Agreement, including any rights or claims Executive is surrendering or releasing through this Agreement; and (d) Executive is fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]

By their signatures, the Company and Executive agree to be bound by the foregoing terms of this Agreement.

/s/ Andrew Blocher	NETSTREIT Management, LLC
Andrew Blocher

	By:	/s/ Mark Manheimer
Name: Mark Manheimer
Title: President

November 6, 2022	November 6, 2022
Date	Date